Exhibit T3A(9)

CERTIFICATE OF INCORPORATION

OF

NEEBO HOLDING COMPANY

ARTICLE ONE

The name of the corporation is Neebo Holding Company.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, New Castle County. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of capital stock that the Corporation has authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

ARTICLE FIVE

The name and mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS
Christopher J. Lambert	300 North LaSalle Street Chicago, Illinois 60654

ARTICLE SIX

Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

ARTICLE SEVEN

To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article Seven will not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

ARTICLE EIGHT

Each person who is or was or had agreed to become a director, officer, employee or agent of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article Eight. Any repeal or modification of this Article Eight will not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

ARTICLE NINE

In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise. The Corporation may in its bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors applicable law.

ARTICLE TEN

The Corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

ARTICLE ELEVEN

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

*    *    *    *    *

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 31st day of May, 2012.

By:	/s/ Christopher J. Lambert
Christopher J. Lambert, Sole Incorporator